EXHIBIT 10.3(d)
FIRST AMENDMENT
TO
THE CENTURYTEL, INC.
SUPPLEMENTAL DEFINED BENEFIT PLAN
2008 RESTATEMENT

WHEREAS, Section 18.02 permits CenturyTel, Inc. (the “Company”) to amend the Plan; and

WHEREAS, at its meeting on December 19, 2007, the Compensation Committee recommended to the Board of Directors that it freeze the CenturyTel, Inc. Supplemental Executive Retirement Plan (“SERP”) as of February 29, 2008 and provide for a lump sum payment option in early 2009; and

WHEREAS, on February 26, 2008, the Board of Directors adopted a resolution approving the Compensation Committee's recommendation; and

WHEREAS, effective February 28, 2008, the Company adopted the First Amendment to the SERP (“First Amendment”) to freeze the SERP and provide for the election of lump sum payments from the SERP in early 2009; and

WHEREAS, some Participants and beneficiaries who are in pay status did not elect lump sums from the SERP and will continue to receive annuities; and

WHEREAS, the Board of Directors also approved the transfer of any annuities payable under the SERP to the Plan; and

WHEREAS, the Board of Directors has approved changes regarding the impact of a change of control of the Company on the Plan.

                NOW, THEREFORE, the Plan is amended effective as of the dates specified below, as follows:

I.

               The following paragraph is added at the end of the Introduction effective as of December 31, 2008:

Contemporaneously herewith, the Company has amended the CenturyTel, Inc. Supplemental Executive Retirement Plan ("SERP"), a plan aggregated with this Plan pursuant to Treasury Regulation Section 1.409A-1(c)(2), to eliminate any annuity benefits that the SERP was otherwise scheduled to pay after December 31, 2008 to Participants in the SERP who did not elect a lump sum, and to transfer the obligation to pay such annuities to this Plan.  Accordingly, this Plan is amended to increase the amount of annuity benefits to be paid from this Plan by the amount of annuity benefits being assumed by it from the SERP after December 31, 2008.

II.

               New Section 2.03A is added effective January 1, 2008, to read as follows:

               2.03A    “409A CHANGE IN CONTROL EVENT” shall mean a Change in Control Event as defined in Treasury Regulations §1.409A-3(i)(5).

III.

               New Section 2.01A is added effective October 24, 2008, to read as follows:

2.01A     “AFFILIATE” (and variants thereof) shall mean a person or entity that controls, or is controlled by, or is under common control with, another specified person or entity, either directly or indirectly.

IV.

New Section 2.02A is added effective October 24, 2008, to read as follows:

2.02A     “CAUSE”   (a)  “Cause” shall mean:

(i)           conviction of a felony;

(ii)          habitual intoxication during working hours;

(iii)         habitual abuse of or addiction to a controlled dangerous substance; or

(iv)          the willful and continued failure of the Participant to substantially perform the Participant’s duties with the Company or its Affiliates (other than any such failure resulting from incapacity due to physical or mental illness or the Participant’s termination of employment for Good Reason) for a period of 15 days after a written demand for substantial performance is delivered to the Participant by the Board of Directors of the Company (“Board”) which specifically identifies the manner in which the Board believes that the Participant has not substantially performed the Participant’s duties.

(b)           For purposes of this Section 2.02A, no act or failure to act on the part of the Participant shall be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith and without reasonable belief that the Participant’s action or omission was in the best interests of the Company or its Affiliates.  Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of a senior officer of the Company or based upon the advice of counsel for the Company or its Affiliates shall be conclusively presumed to be done, or omitted to be done, by the Participant in good faith and in the best interests of the Company or its Affiliates.  Any termination by the Company or any of its Affiliates of the Participant’s employment shall not be deemed to be for Cause unless the Participant’s action or inaction meets the foregoing standard and until there shall have been delivered to the Participant a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Participant and the Participant is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Participant is guilty of the conduct described in subparagraph (a) above, and specifying the particulars thereof in detail.

(c)           No action or inaction shall be deemed the basis for Cause unless the Participant is terminated therefor within 120 days after such action or omission is known to the Chief Executive Officer of the Company.

                (d)           In the event that the existence of Cause shall become an issue in any action or proceeding between the Company and the Participant, the Company shall, notwithstanding the finding of the Board referenced above, have the burden of establishing that the actions or inactions deemed the basis for Cause did in fact occur and do constitute Cause and that the Company has satisfied the procedural requirements of this provision.  The satisfaction of the Company’s burden shall require clear and convincing evidence.  Any purported termination of employment of the Participant by the Company which does not meet each and every substantive and procedural requirement of this provision shall be treated for all purposes under this Plan as a termination of employment without Cause.

V.

                New Section 2.09A is added effective October 24, 2008, to read as follows:

2.09A      “ELIGIBLE TERMINATION” shall mean a termination of an Active Participant’s (as defined in Section 10.03(a)) employment by the Company or its Affiliates other than for Cause, death or Disability, or a voluntary termination of employment by an Active Participant for Good Reason, provided that either of such terminations occur within three years after a Change in Control.

VI.

                New Section 2.12A is added effective October 24, 2008, to read as follows:

2.12A      “GOOD REASON”  shall mean Good Reason as defined in the Participant’s Change of Control Agreement.

VII.

Section 10.03(a) is amended and restated effective October 24, 2008 to read as follows:

10.03     (a)  Notwithstanding anything to the contrary in this Plan or in any applicable law or regulation, upon the occurrence of a Change in Control (the "Effective Date"), the Accrued Benefit of each Participant (other than any Participant whose service as an employee was terminated prior to full vesting of his Accrued Benefit under Section 10.01) and the benefits conferred under this Section shall automatically vest and thereafter may not be adversely affected in any matter without the prior written consent of the Participant. Notwithstanding anything to the contrary in this Plan, upon the occurrence of a Change in Control, any Participant who is then employed by the Company or its subsidiaries ("Active Participants") shall, if the Change in Control is a 409A Change in Control Event, have an irrevocable right to receive, and the Company shall be irrevocably obligated to pay, a lump sum cash payment in an amount determined pursuant to this Section if during a period commencing upon the Effective Date and ending on the second anniversary of the occurrence of the 409A Change in Control Event, the Active Participant voluntarily or involuntarily separates from service ("Termination"). The lump sum cash payment payable to Active Participants under this Section (the "Lump Sum Payment") shall be paid on the first day of the month following the date of Termination, subject to the provisions of Articles XII and XIII.

VIII.

Section 10.03(b)(iv) is amended and restated effective October 24, 2008 to read as follows:

(iv)      In calculating the payment due to any Active Participant under this Section who has incurred an Eligible Termination, the number of years of Benefit Years of the Active Participant shall be deemed to equal the number of years determinable under the other Sections of this Plan plus three years and the Active Participant's age shall be deemed to equal his actual age plus three years; provided, however, that in no event shall the provisions of this subsection be applicable if the application thereof will reduce an Active Participant's Lump Sum Payment from the amount that would otherwise be payable with the addition of less than three years of service, age or both.

IX.

Sections 10.03(c) and (d) are amended and restated effective October 24, 2008 to read as follows:

(c)       Notwithstanding anything to the contrary in this Plan, upon the occurrence of a 409A Change in Control Event, each Participant who has already begun to receive periodic payments under this Plan ("Retired Participants") shall have an irrevocable and unconditional right to receive, and the Company shall be irrevocably and unconditionally obligated to pay, a lump sum payment in an amount equal to the present value of the Participant's future stream of payments which would otherwise be payable under this Plan. Such lump sum payment shall be paid on the first day of the month following the date of the 409A Change in Control Event. The Company shall offer to assist such Participant in purchasing at such Participant's cost an annuity for the benefit of such Participant.

(d)       Notwithstanding anything to the contrary in this Plan, upon the occurrence of 409A Change in Control Event, any Participant (other than a Retired Participant) who is then a former employee of the Company or its subsidiaries whose accrued benefit is vested under Section 10.01 ("Inactive Participants") shall have an irrevocable and unconditional right to receive, and the Company shall be irrevocably and unconditionally obligated to pay, a lump sum payment in an amount determined in the manner provided in subsection (b)(ii) or (iii), as applicable; provided, however, that no Inactive Participant will be entitled to the benefits of subsection (b)(iv). Such lump sum payment shall be paid on the first day of the month following the date of the 409A Change in Control Event.

X.

New Section 10.03(e) is added effective October 24, 2008, to read as follows:

(e)      Notwithstanding anything to the contrary in this Plan, if an Active Participant incurs an Eligible Termination: (i) on or before the second anniversary of a Change in Control that does not constitute a 409A Change in Control Event, or (ii) after the second anniversary of a Change in Control but on or before the third anniversary of a Change in Control, such Participant shall not be entitled to a Lump Sum Payment pursuant to Section 10.03(a); however, in calculating such Participant’s normal, early or late retirement benefit, disability benefit, or death benefit pursuant to Articles IV through VIII, such Participant shall receive an enhanced benefit as a result of age and years of Benefit Service credits, determined in a manner equivalent to that set forth in Section 10.03(iv), but assuming annuity rather than lump sum payments where applicable.

XI.

Article 11A.01 is added to read as follows effective as of October 31, 2008:

11A.01    Each of the following Participants who were receiving annuity payments under the SERP prior to January 1, 2009 shall receive the following bi-weekly benefits from the Plan in the following forms of payment, beginning with the first payroll period ending after December 31, 2008, and the Plan hereby assumes the obligation for such annuity payments:

Personnel Number	Name	Bi-weekly Benefit	Form of Payment
59164	Bowman, Nick	2,365.75	15-year Certain & Life Annuity
2679	Cole, Kenneth R.	2,245.33	100% Joint & Survivor
25821	Conrad, C. Kenneth	1,555.91	100% Joint & Survivor
59165	Cunningham, Marvin	2,544.86	100% Joint & Survivor
25872	Dalrymple, Gyl	426.72	Single Life Annuity
59200	Davis, Richard W	3,899.00	50% Joint & Survivor
25148	Esker, Robert	1,404.26	67% Joint & Survivor
59166	Finney, Ray	1,823.64	67% Joint & Survivor
59167	Greer, Murray	1,392.36	50% Joint & Survivor
25843	Hargrove, R L	4,457.97	Single Life Annuity
4500	Perleberg, Gary	221.80	100% Joint & Survivor
25100	Provance, W. F.	893.11	Single Life Annuity
25806	Reppond, Jim D	4,299.64	Single Life Annuity
25939	Robinson, Jack	1,955.99	50% Joint & Survivor
25899	Smith, W P	3,905.72	50% Joint & Survivor

The bi-weekly benefit payable under this Section shall be increased annually to reflect increases in cost of living at a rate of 3% per annum. This increase shall take effect January 1 of each year on the benefit in pay status beginning January 1, 2010. The 3% annual increase is not applicable to personnel number 2679, Kenneth R. Cole.

                Payments pursuant to this Section 11A.01: (i) shall be in addition to any other payments pursuant to the Plan; (ii) shall be subject to acceleration as outlined in the Plan (in circumstances including but not limited to those set forth in Section 10.03(c)); and (iii) shall not be increased as a result of a Change in Control.

XII.

Section 18.01(b) is amended and restated effective January 1, 2008 to read as follows:

18.01 (b)   Within the 30 days preceding or the 12 months following a 409A Change in Control Event provided that Treasury Regulations §1.409A-3(j)(4)(ix)(B) is complied with.

IN WITNESS WHEREOF, CenturyTel has executed this Amendment on this 24th day of October, 2008.

CENTURYTEL, INC.

By:/s/ R. Stewart Ewing, Jr.
R. Stewart Ewing, Jr.
Executive Vice President and
Chief Financial Officer